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                                                                     Exhibit 3-1



                             ARTICLES OF AMENDMENT
                                       OF
                            GTE FLORIDA INCORPORATED

                           (BY VOTE OF SHAREHOLDERS)

         Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned corporation adopts these Articles of Amendment.

         First:  The name of the corporation is GTE Florida Incorporated.

         Second: The Restated Articles of Incorporation of this corporation are amended by changing Article VI, paragraph one, so that, as amended, said Article shall read as follows:

         The business of this corporation shall be conducted by a Board of not less than three (3) directors having a quorum of no less than one-third of the prescribed number of directors, elected annually by the stockholders of this corporation by a majority of the votes cast at such election, to serve until the next succeeding annual election of directors by the stockholders.

         Third: The Amendment to the Restated Articles of Incorporation of the corporation set forth above was adopted on the 15th day of September, 1995.

         Fourth: The Amendment was approved by the shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

         Signed this 15th day of September, 1995.

                                              GTE FLORIDA INCORPORATED


                                              By:  Charles J. Somes, Secretary
                                                  ------------------------------
                                                   Charles J. Somes, Secretary